EXHIBIT 3.2


                              STATE OF DELAWARE
                           CERTIFICATE FOR RENEWAL
                           AND REVIVAL OF CHARTER


     Amber Resources Company of Colorado (formerly known as Amber Resources Company), a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     1. The name of this corporation is Amber Resources Company of Colorado (formerly known as Amber Resources Company).
     2. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange St., City of Wilmington, Zip Code 19801, County of New Castle, the name and address of its registered agent is Corporation Trust Company.
     3. The date of filing of the original Certificate of Incorporation in Delaware was 1/17/1978.
     4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.
     5. This corporation was duly organized and carried on the business authorized by its charter until the 1 day of March, A.D. 1993, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Aleron H. Larson, Jr., the last and acting authorized officer hereunto set his/her hand to this certificate this 16th day of May A.D. 2003.


                              By:  /s/ Aleron H. Larson, Jr.
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                                        Authorized Officer

                             Name:  Aleron H. Larson, Jr.
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                                        Print or Type

                            Title:  Chairman and Secretary
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